EXHIBIT 99.1

                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                         Contacts:  John J. Steele
---------------------                      Executive Vice President and
                                                Chief Financial Officer
                                                         (402) 894-3036

                                               Robert E. Synowicki, Jr.
                                           Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000


             WERNER ENTERPRISES ANNOUNCES PROMOTION OF GREG
                   WERNER TO CHIEF EXECUTIVE OFFICER

Omaha, Nebraska, February 8, 2007:
---------------------------------

     Werner Enterprises, Inc. (Nasdaq: WERN), one of the nation's largest truckload transportation and logistics companies, today announced the promotion of Gregory L. Werner to Chief Executive Officer. He will continue to hold the position of President, which he has held since 1997.

     Greg Werner, 47, joined the Company in 1977 when Werner Enterprises had 100 trucks. Greg learned the family business from the ground up as an equipment maintenance mechanic, dispatcher, load planner, driver recruiter, and treasurer. As the Company's fleet grew rapidly in the 1980's, Greg assumed the critical role of Vice President of Maintenance, using his expert knowledge of trucks and trailers to keep our fleet operating at a high level. In 1993, Greg also assumed responsibility for the Company's Management Information Systems. Under his direction, Werner's computer systems development, capacity, and redundancy were greatly enhanced and expanded. In 1994, Greg was elected to the Company's Board of Directors. In 1997, when the Company had 5,000 trucks and $700 million of annual revenues, Greg became the Company's President. Greg added the responsibility of Chief Operating Officer in 1999.

     Over the last ten years, under Greg's leadership and direction and with the help of a strong management team and the guidance of his father Clarence L. (C.L.) Werner, Werner Enterprises expanded the fleet to 9,000 trucks, tripled revenues to $2.1 billion with earnings of nearly $100 million, built a world class logistics business, and maintained a strong balance sheet. Greg Werner will succeed C.L. Werner as CEO. The position of Chief Operating Officer will not be replaced.

     Greg will continue to rely on the 30 plus years of valuable experience and guidance of his brother, Gary L. Werner, 49, who will remain as the Company's Vice Chairman. Gary joined the Company in 1976 and was promoted to the Company's General Manager in 1980. Gary was elected to the Company's Board of Directors when it was formed in 1982. Gary became Vice President in 1982, was promoted to President in 1984, and was President when the Company went public in 1986 with a fleet of

600 trucks. Under Gary's leadership, Werner Enterprises grew to 5,000 trucks, an over 700% increase, before Greg became President in 1997. Gary, in his role as Vice Chairman, will continue to actively direct the Company's purchasing of revenue equipment and strategic planning.

     The breadth and depth of the entire Werner executive management team enable C.L. Werner to step down as CEO of the Company he started in 1956 as a sole proprietor. C.L. was the Company's first driver and built the Company from a one-man, one-truck operation into a $2 billion public company. C.L. Werner, 69, who is the Company's largest shareholder with approximately 30% ownership of the Company's outstanding shares, will remain an active Chairman of the Board, an officer position he assumed in 1984.

     "Greg, Gary and I have worked closely together growing Werner Enterprises for the last 30 years", said C.L. Werner. "Other than 50 years ago, this has never been a one-man operation. Early on I recognized the need to identify and develop a talented management team to aid in the Company's long-term growth and success. I am extremely confident of Greg's and Gary's abilities and our entire Werner team. My health is excellent, and I intend to stay closely involved in the Company's business, including spending more time on the road visiting our drivers, terminals, and international operations."

     "I would like to thank my father for the outstanding training and guidance he has provided me, including my last 30 years at Werner Enterprises," said Greg Werner, who is a 5% shareholder of the Company. "He taught me the importance of a strong work ethic; he gave me the opportunity and freedom to develop my talents; and he supported me with a strong management team. I am very grateful for this opportunity. We plan to continue to take Werner Enterprises to the next level, building on the rock solid foundation produced over the last 50 years. With the support of our outstanding drivers, owner-operators, non-driver employees, customers, vendors, and shareholders, I am confident that Werner Enterprises is well positioned for future continued success," said Greg Werner.

     Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout the United States, Canada, Mexico and China. Werner maintains its global headquarters in Omaha, Nebraska with offices throughout North America and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated, medium-to-long-haul, regional and local van capacity, expedited, temperature-controlled, and flatbed. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner is a licensed NVOCC and U.S. Customs Broker.

     Werner  Enterprises' common stock  is traded on  The  Nasdaq  Stock
Market   under  the  symbol  WERN.   The  Werner  website   address   is
www.werner.com.

     Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2005. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.